Exhibit 99.2

Fourth Quarter and Full Year 2005 Financial Report - March 30, 2005, 4:30pm ET

Call-in information:	U.S. Speakers and Investors - 866-271-5140
International Speakers and Investors - 617-213-8893
Speaker Pass Code - 82119815
Investor Pass Code - 18575623

Replay information:	U.S. - 888-286-8010
International - 617-801-6888
Pass Code -92396380

CCBN support person - Shanya - 781-794-4056

Conference Call Script

INTRODUCTION

Zappulla: Good afternoon and thank you for joining us for VendingData Corporations’ fourth quarter and full year 2005 financial results conference call. I am Yvonne Zappulla of Wall Street Consultants Corp., Vending Data’s investor relations consultant. The fourth quarter financial report press release was issued through PRNewswire today just after the market close. The press release and the Power Point slide presentation that we will be referring to during this call are available on the home page of the company’s website under NEWS and EVENTS at www.vendingdata.com as well as through CCBN which is broadcasting the conference call. An archive copy of this call will be available for review one hour after its completion on both CCBN and VendingData’s websites. Before we begin, I would like to state the following:

During this call, the management of VendingData Corporation may make comments about future expectations, plans and prospects, which could constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties include, but are not limited to, those described in the Press release, the Company's filings with the Securities and Exchange Commission Form 10-KSB and forms 10QSB

With us today is Mark Newburg, president and CEO of VendingData who will be conducting the question and answer portion of this conference call. During the Q&A Mark will be joined by Peter Zee, VP of Manufacturing, Simon Herbert, VP of Sales, and Bill Purton, CEO of Dolphin Products and the designer and manufacturer of VendingData’s high frequency RFID casino chip and will be manufacturing the RFID chip on behalf of VendingData.

I’d now like to turn the call over to Arnie Galassi, VendingData’s Chief Financial Officer who will review the quarter and full year financial results and update us on the current operations of the company.

ARNIE:  Thank you Yvonne and thank you all for joining us this afternoon.

Before I discuss the 4th Quarter and full year results, I would like to briefly review the financing we announced this morning regarding our entering into agreements for an $18 million private placement of common stock and debt with Bricoleur Capital Management, of San Diego. As reported, we entered into a definitive Note Purchase Agreement whereby the Bricoleur funds have agreed to purchase $7 million of 7% senior debt - due March 31, 2011 with 1.6 million detachable warrants exercisable for 5 years at $2.50 per share. Pursuant to a separate definitive agreement entered into between the Company and four Bricoleur funds, the Bricoleur funds have agreed to purchase up to $5 million of the Company’s common stock, from time to time at the Company’s option not to exceed a share price of $3.50. The Company also reached an agreement in principle, and expects to reach a definitive agreement shortly for the placement of 2.4 million common shares at a price of $2.50 per share for the gross proceeds of $6 million. All placements will close in April 2006.

Of the aggregate $18 million of net proceeds, approximately $5 million will be used to retire the Company’s current credit line and approximately $6 million will be used to pay off all of the Company’s senior secured debt. The remainder of the funds available from the offering will be used for general corporate purposes. The Company’s remaining $6 million of convertible debt is expected to be converted to equity at the terms included in the Note of $1.65 per share.

One other piece of business that we will make you aware of is that we have secured purchase orders from two Macau casinos for 44 units of our Deck Checker product. 22 for Galaxy Entertainment Group Limited and 22 from Sociedade de Jogos de Macau more commonly referred to as SJM - a subsidiary of Stanley Ho’s business group. This is the second purchase of Deck Checkers for SJM. The revenue associated with these purchase orders is expected to be included in the Company’s first quarter results and exceeds the number of Deck Checkers™ sold in all of 2005. We see this trend continuing in 2006, but we can discuss this further in the Q&A section.

I will now discuss the VendingData financials.
VendingData generated gross revenues for full year 2005 of $3.1 million, compared to $3.4 million for the year ended December 31, 2004. The decrease in revenues was the result of the discontinuation of the SecureDrop product line, the disruption in the sales of the PokerOne shuffler given the patent lawsuit, and delays in the timing of the jurisdictional reviews of the RandomPlus shuffler. Revenue breakdown for the year was the following; Shufflers represented 51% of sales during 2005 and Deck Checker represented approximately 36% of revenues.

The Company reported a net loss applicable to common stockholders of $17.6 million or a loss of $1.03 per share, compared to a net loss of $9.5 million or a loss of $0.55 per share in 2004. The increase in net loss was primarily due to a $3.1 million inventory write down, a $2 million increase in legal expenses, a $640,000 increase in interest expense, and $739,000 revenue reversal for merchandise sold during 2004. We anticipate the bulk of these costs will be significantly reduced during 2006 as we move forward from the legal cases and incur less interest expense as a result of our financing.

The cost of goods sold during 2005 was $4.7 million, excluding the $3.1 million inventory write down. This represents a 31 percent increase over the prior year, which is due to the additional costs in deploying new versions of the PokerOne and the rollout of the RandomPlus. We expect these costs to fall as we normalize our service costs during 2006. We should also realize additional savings during 2006 on our vendor relationships and manufacturing efficiencies in China.

The Company’s SG&A expenditures for full year 2005 increased by 31 percent to $9.2 million primarily due to a $1.9 million increase in legal expenses, a $638,000 increase in payroll related to the expensing of stock options and a $530,000 increase in consulting expenses related to the management change in March 2005.

Research and development costs were essentially flat with 2004 at $1.4 million, however we do expect these costs to increase by approximately 15% during 2006 as we develop enhancements to the current shuffler line and develop new products for 2006 release including the ChipWasher.

Cash and cash equivalents on December 31, 2005 were basically flat with last year at $925,000. The company’s receivables also remained unchanged from last year at $1.6 million. Inventory levels were cut in half during 2005 to $3.0 million reflecting the write down of obsolete inventory. Total liabilities during 2005 were $19.5 million, approximately $12 million of which are the senior secured convertible notes that were issued during the first quarter of the year. Interest expense during 2005 totaled $1.6 million.

Gross revenues for the fourth quarter 2005 were $941,693 and compares to fourth quarter 2004 revenues of 498,764 and third quarter 2005 revenues of $319,000.

The Company reported a net loss applicable to common stock holders of $5.8 million or $0.34 per share for the fourth quarter of 2005 compared to a net loss of $5.9 million or $0.35 per share for the third quarter 2005.

The Company’s SG&A for the fourth quarter decreased by approximately $200,000 over prior year’s fourth quarter of $2.2 million.

With that I will now turn it over to Mark and open the conference call to questions .

Operator.
After Q & A

Galassi: I would like to thank our shareholders for taking time out of their day to attend this call. It is our intention to make 2006 a breakout/banner year for VendingData. Thus far we have recorded some milestones in distribution relationships, contract announcements and beneficial financing terms. However, the true measure of our success rests in the profitability of this company. It is our goal to not only demonstrate positive sequential numbers and positive year over year comparisons, but to achieve positive cash flow and earnings as well surpassing margin levels achieved in the past. We are looking forward to our next call.

Thank you